UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 21, 2014 (April 17, 2014)

Ennis, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Texas	1-5807	75-0256410
(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification No.)

2441 Presidential Pkwy. Midlothian, Texas	76065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 775-9801

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Third Amended & Restated Bylaws of Ennis, Inc. a Texas corporation (the “Company”), were approved by the Board of Directors of the Company on April 17, 2014.

Section 7 of Article II of the previous bylaws was amended to provide that the election of directors at a meeting of the Company’s shareholders will require a majority of the votes cast, unless the election of directors is contested, in which case directors will be elected by a plurality of votes cast. The amendments also provide that a director that does not receive a majority of votes cast in his or her favor in an uncontested election must submit a letter of resignation to the Nominating and Governance Committee of the Company’s Board of Directors (the “Board”). The Nominating and Governance Committee will assess the appropriateness of such person continuing to serve as a director and recommend whether to accept or reject the resignation, or to take other action.

The amendments to Section 7 also provide that, for any other matter to be voted on by the Company’s shareholders, the vote of the holders of the shares present or represented by proxy at such meeting and representing a majority of the votes entitled to be cast by each class of stock will decide such matter.

The other amendment to the previous bylaws was to Section 1 of Article III, to clarify that a director’s resignation as a result of the changes to Section 7 of Article II will result in such director no longer holding office as a member of the Board.

This summary of the amendments is qualified in its entirety by reference to the complete copy of the Third Amended and Restated Bylaws of the Company, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

3.1	Third Amended and Restated Bylaws of Ennis, Inc., dated April 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ennis, Inc.

Date: April 21, 2014	By:	/s/ Richard L. Travis, Jr.
Richard L. Travis, Jr. Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated Bylaws of Ennis, Inc., dated April 17, 2014.